EXHIBIT 10(i)

CHURCH & DWIGHT CO., INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE I – DEFINITIONS

“Board” means the Board of Directors of Church & Dwight Co., Inc.

“Corporation” means Church & Dwight Co., Inc.

“Compensation” means all amounts payable on account of an individual’s service as a Director including, but not limited to, annual fees, attendance fees for regular and special meetings of the Board, attendance fees for meetings of Committees of the Board, and attendance fees for meetings of the Board of Directors of Church & Dwight Co., Inc., at such rates as are, from time to time, recommended by the Committee on Directors and approved by resolution of the Board.

“Deferral Date” means the first day of January of the year immediately following the year in which a Director ceases to be a Director for any reason.

“Director” means a member of the Board who is not an employee of the Corporation or any of its subsidiaries.

“Plan” means the Church & Dwight Co., Inc. Deferred Compensation Plan for Directors.

ARTICLE II - PURPOSE

The purpose of the Plan is to provide a method of paying director’s compensation in a manner that will aid the Corporation in attracting and retaining, as members of the Board, qualified individuals whose business experience and judgment will contribute to its growth and success.

ARTICLE III - EFFECTIVE DATE

The Plan shall become effective January 1, 1982.

ARTICLE IV - RIGHT TO DEFER COMPENSATION

1.	A Director may elect to have all or any portion of the Compensation payable to him or her deferred until his or her Deferral Date.

2.	An election to defer Compensation shall be made in writing, in the form attached as Exhibit I, and delivered to the Secretary of the Corporation prior to the beginning of the calendar year for which the Compensation to be deferred is earned.

3.	Any person who is elected as a Director by the Board to fill a vacancy, or who is elected by the stockholders and who was not a Director on the preceding December 31st, may elect, upon his or her election to the office of Director, to defer all or any portion of Compensation payable for the balance of the calendar year following such election.

4.	An election to defer payment of Compensation shall remain in effect until revoked, but to no event beyond the Deferral Date. Revocation of an election shall become effective on December 31st of the year in which written notice of such revocation is received by the Secretary of the Corporation and apply only to Compensation payable after the effective date of such revocation.

ARTICLE V - DEFERRED COMPENSATION ACCOUNTS

1.	The Corporation shall establish, for each Director who elects to participate in the Plan, a special ledger account (“Income Account”) maintained on the Corporation’s books by the Secretary of the Corporation to be used solely as a device for measuring the amount of a Director’s deferred Compensation. Income Accounts shall not constitute or be treated as a trust fund of any kind.

2.	Compensation deferred under the Plan shall be credited to a Director’s Income Account.

3.	Deferred Compensation allocated to a Director’s Income Account shall be deemed to be invested in a Corporation common stock equivalent fund from the date the Compensation would otherwise have been paid. The number of shares, including fractional shares, allocated to each participant’s account shall be derived by dividing the Compensation deferred by the participant by the closing price of Corporation common stock on the New York Stock Exchange on the day such Compensation is earned. Dividends payable on shares of Corporation common stock in a participant’s Income Account shall be credited to such participant’s Income Account on the payment date for payment of dividends. The Director’s Income Account shall continue to be invested in the Corporation common stock equivalent fund until the final payment from the Income Account is made. Actual shares of Corporation common stock will not be held in the equivalent fund and as such there are no voting rights associated with this fund.

ARTICLE VI - PAYMENT OF DEFERRED COMPENSATION

1.	The amount of deferred Compensation payable under the Plan to a Director shall be the balance in such Director’s Income Account on his or her Deferral Date.

2.	The balance of such Director’s Income Account shall be payable in one lump sum as soon as practicable after his or her Deferral Date. Upon payment of the lump sum, the Director’s Income Account shall be cancelled.

3.	In lieu of a lump sum payment, a Director may, by written election to the Secretary of the Corporation, elect to have the amount payable to him or her, as provided in Paragraph 1 of this Article VI, paid in annual installments over a period of years, not to exceed a period of ten (10) years from his or her Deferral Date. Such election shall be made at the same time an election to defer is made under Article IV.

4.	If a Director elects to receive payments in annual installments, the first installment shall be payable as soon as practicable after the Director’s Deferral Date, and each subsequent installment shall be payable on the succeeding anniversary date of the Deferral Date. Upon payment of the final installment due hereunder, the Director’s Income Account shall be cancelled.

5.	The amount of each annual installment shall be an amount determined by dividing the then unpaid balance in the Director’s Income Account by the number of installment payments, including the current payment, remaining to be made.

ARTICLE VII - PAYMENT ON DEATH OR DISABILITY

1.	If a Director dies prior to his or her Deferral Date, the amount credited to his or her Income Account shall be paid in lump sum to the person or persons designated in writing by the Director to the Secretary of the Corporation. If no such written notice was delivered, the Company shall pay the balance in the Income Account to the estate of the deceased Director.

2.	If a Director who elected to receive installment payments dies on or after his or her Deferral Date, and before all amounts have been paid to him or her under the Plan, the person or persons designated to receive the balance in the Income Account or the representative of the deceased Director’s estate, as the case may be, may elect to have the unpaid balance paid out under the remaining installments, or paid instead in a lump sum as soon as practicable.

3.	If, in the opinion of the Board, a Director is mentally or physically disabled, any deferred Compensation to which such Director would be entitled may, on approval of the Board, be paid to the Director, his or her legal representative, or to any other person for the benefit of the Director. Payment of deferred Compensation under this provision shall be made in such manner and at such time as may be determined by the Board.

ARTICLE VIII - MISCELLANEOUS

1.	Deferred Compensation payable under the Plan shall not be assignable or subject to attachment, levy or garnishment.

2.	The Corporation shall not be required to set aside funds for payment of deferred Compensation under the Plan.

3.	The Plan shall not confer on any Director any right to be retained as a member of the Board.

4.	The Corporation shall furnish each Director an annual statement showing the balance in such Director’s Income Account as of the end of each calendar year within 30 days after the end of such calendar year.

5.	The Committee on Directors shall administer, construe, and interpret the Plan. The Committee’s construction or interpretation of any provision of the Plan shall be final and conclusive on the Corporation, each Director and his or her beneficiary or estate.

6.	The Board may amend or terminate the Plan at any time, provided that no amendment or termination shall affect the right of a Director, his or her beneficiary or estate to payment of deferred Compensation as provided herein.

7.	The Plan shall be binding upon, and shall inure to the benefit of the heirs, legatees and personal representatives of the Directors, and upon any successors and assigns of the Corporation.